Exhibit (a)(1)(i)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
NATIONAL INTERSTATE CORPORATION
at
$28.00 Net Per Share
by
GREAT AMERICAN INSURANCE COMPANY

a Wholly-Owned Subsidiary of
AMERICAN FINANCIAL GROUP, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
EASTERN TIME, ON MARCH 6, 2014, UNLESS THE OFFER IS EXTENDED

Great American Insurance Company, an Ohio corporation (“Purchaser”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (a “Share”), of National Interstate Corporation, an Ohio corporation (“National Interstate”), that are not currently owned by Purchaser at a price of $28.00 per Share in cash without interest and less any applicable withholding taxes, on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal enclosed with this Offer to Purchase (which, together with any supplements or amendments, collectively constitute the “Offer”). If, pursuant to the Offer, shareholders validly tender (which tenders are not withdrawn) a number of Shares that, when combined with the Shares currently owned by Purchaser, will constitute at least 90% of the outstanding Shares (on a fully diluted basis) as of the date the Shares are accepted for payment pursuant to the Offer (the “Minimum Tender Condition”) and the Offer is consummated, Purchaser intends to effect a second step merger (the “Merger”) as promptly as practicable in accordance with the terms of a merger agreement at the same per Share price paid in the Offer.

The board of directors of National Interstate has not made a public statement as to whether it recommends that National Interstate shareholders tender their Shares in the Offer. National Interstate is required to make a recommendation or express no opinion and remain neutral with respect to the Offer, and to publish such recommendation or statement or send it to holders of the Shares within ten business days from the date of this Offer to Purchase. We encourage National Interstate shareholders to read such statement carefully when it becomes available.

The Offer is subject to, among other things, the Minimum Tender Condition, which may be waived by Purchaser in its sole discretion. The Offer is not subject to any financing condition. The Offer is also subject to certain other conditions set forth in this Offer to Purchase. See “The Offer—Section 11. Conditions to the Offer” in this Offer to Purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

February 5, 2014

IMPORTANT

If you wish to tender all or any portion of your Shares in the Offer, you should either (a) complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC (the “Depositary”), the Depositary for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares”, in each case prior to the expiration date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect this transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution in order to tender your Shares in the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration date, you may tender your Shares in the Offer by following the guaranteed delivery procedures described in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares”.

The Letter of Transmittal, certificates for Shares and any other documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares” are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents is at the election and risk of the tendering shareholder.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

i

SUMMARY TERM SHEET

Great American Insurance Company, or Purchaser, is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of National Interstate Corporation, or Shares, not owned by Purchaser, for $28.00 per share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. All dollar amounts set forth in this Offer to Purchase are expressed in United States dollars and references to “$,” and “dollars” are to United States dollars.

Who is offering to buy my securities?

Great American Insurance Company is an Ohio corporation and wholly-owned subsidiary of American Financial Group, Inc., an Ohio corporation (“AFG”). As of the date of this Offer to Purchase, Purchaser beneficially owns 10,200,000, or approximately 51.7%, of the outstanding Shares of National Interstate common stock. See “The Offer—Section 8. Certain Information Concerning AFG and Purchaser.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding Shares of National Interstate common stock not owned by Purchaser. See “Introduction.”

How much are you offering to pay and what is the form of payment?

We are offering to pay $28.00 per Share, net to the seller in cash, without interest, and less any applicable withholding taxes.

Why are you making the Offer?

Purchaser is making this Offer because Purchaser believes that National Interstate’s operations and business represent an important strategic component of Purchaser’s overall operations. As a result, Purchaser does not wish to sell any of its interests in National Interstate. Rather, Purchaser is making this Offer to acquire for cash a number of Shares that, when combined with the Shares currently held by Purchaser, constitutes at least 90% of the outstanding Shares (on a fully diluted basis) as of the date the Shares are accepted for payment pursuant to the Offer so that Purchaser can effect a merger with National Interstate without the requirement for approval by other shareholders of National Interstate. In the event that Purchaser waives the condition that Purchaser own at least 90% of the outstanding Shares (on a fully diluted basis) following the Offer but purchases all Shares validly tendered and not withdrawn in the Offer, Purchaser may seek to exercise its voting rights to pursue actions discussed under, “Special Factors—Section 2. Purpose of and Reasons for the Offer; Plans for National Interstate After the Offer” and “Special Factors—Section 7. Effects of the Offer.”

Will I have to pay any fees or commissions? Is the payment subject to withholding taxes?

If you are the record owner of your Shares of National Interstate common stock and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own your Shares of National Interstate common stock through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “Introduction.” Payments in connection with the Offer may also be subject to backup United States federal income tax withholding at a rate of 28%, if certain requirements are not met. See “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares” and “The Offer—Section 5. Certain United States Federal Income Tax Consequences.”

Do you have the financial resources to make payment?

Yes. We estimate the total amount of funds necessary to purchase all of the outstanding Shares of National Interstate common stock that are not currently owned by Purchaser and related transaction fees and expenses, to be approximately $267.0 million. See “The Offer—Section 14. Fees and Expenses.” Purchaser’s internally available cash, and available cash and borrowings of AFG contributed to Purchaser will be used by Purchaser to purchase all Shares of National Interstate common stock validly tendered in the Offer. The Offer is not subject to any financing condition. See “The Offer—Section 9. Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares of National Interstate common stock representing at least 90% of the outstanding Shares (on a fully diluted basis). This condition is waivable by Purchaser in its sole discretion. The Offer is also subject to a number of other conditions described below in this Offer to Purchase. The Offer is not subject to a financing condition. See “The Offer—Section 11. Conditions to the Offer” and “The Offer—Section 13. Certain Legal Matters; Regulatory Approvals.”

Do you have interests in the Offer that are different from my interests as a shareholder of National Interstate?

Yes. Our interests in the Offer are different from those of shareholders being asked to tender their Shares. If you sell Shares in the Offer or your Shares are converted in a second step merger, you will cease to have any ownership interest in National Interstate and will not have the opportunity to participate in the future earnings or growth, if any, of National Interstate. We will benefit from any future increase in the value of National Interstate, but also realize any future decrease in that value. See “Special Factors—Section 2. Purpose of and Reasons for the Offer; Plans for National Interstate After the Offer.”

Will the National Interstate board of directors make a recommendation concerning the Offer?

We do not know whether the board of directors of National Interstate will make a recommendation. Under SEC rules, National Interstate will be required to make a recommendation or state that it is neutral or is unable to take a position with respect to the Offer, and file with the SEC a recommendation or statement on Schedule 14D-9 describing its position, if any, and related matters, no later than ten business days from the date of the distribution of this Offer to Purchase. National Interstate is also required to send to you a copy of its Schedule 14D-9, which you should review carefully upon receipt. For additional information on interests that National Interstate’s board members and executive officers may have in the Offer and subsequent merger, see “Special Factors—Section 13—Interest of Directors and Executive Officers in the Offer.”

Is this the first step in a going-private transaction?

Yes. The purpose of the Offer is to acquire as many of the Shares of National Interstate common stock not currently owned by Purchaser as possible as a first step in acquiring all of the Shares of common stock of National Interstate. If Purchaser is successful and National Interstate and Purchaser or an affiliate subsequently effect a merger transaction, Shares of National Interstate common stock will no longer be publicly owned and will cease to be listed on the Nasdaq Stock Market, National Interstate will cease to make filings with the SEC and to comply with the SEC’s rules relating to public companies. See “The Offer—Section 12. Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations.”

Will the Offer be followed by a merger if all the Shares are not tendered in the Offer?

If the Offer is completed and Purchaser is successful in owning at least 90% of the outstanding Shares (on a fully diluted basis) following the Offer, we intend to effect a short-form merger as promptly as practicable without a vote of, or prior notice to, National Interstate’s shareholders. If the merger takes place, all remaining shareholders (other than Purchaser and other than shareholders properly exercising their dissenters’ rights in the merger) will receive the same price per Share as was paid in the Offer, without interest, and less any applicable withholding taxes. If Purchaser waives the condition requiring ownership of 90% or more of the Shares (on a fully diluted basis) following the Offer, Purchaser may still seek a merger transaction with National Interstate which would be subject to National Interstate shareholder approval. See “Special Factors—Section 7. Effects of the Offer.”

Has Purchaser negotiated, or sought the approval of, the terms of this Offer or the merger with National Interstate?

No. We have not negotiated the terms of this Offer or the contemplated subsequent merger with National Interstate or its board of directors and we do not intend to do so. Moreover, we have not requested that National Interstate or its board of directors approve this Offer. The Offer is not conditioned upon the receipt of any approval or recommendation by the National Interstate board of directors.

Has the National Interstate board of directors formed a special committee of independent directors to evaluate Purchaser’s Offer?

No. National Interstate’s board of directors has not formed a special committee as of the date of this Offer to Purchase.

What is the market value of my shares as of a recent date?

On February 4, 2014, the last trading day before the date we commenced this Offer, the per Share closing price of National Interstate common stock reported on the Nasdaq Stock Market was $22.17. We encourage you to obtain a recent price for Shares of National Interstate common stock in deciding whether to tender your Shares. See “The Offer—Section 6. Price Range of the Shares; Dividends.”

If I decide not to tender, but Purchaser successfully acquires at least 90% of the outstanding Shares (on a fully diluted basis), how will the Offer affect my shares?

If Purchaser is successful in owning at least 90% of the outstanding Shares (on a fully diluted basis) following the Offer, we intend to effect a second step merger as soon as practicable thereafter in which shareholders not tendering in the Offer (other than Purchaser and other than those shareholders properly exercising their dissenters’ rights) will receive as merger consideration the same price per Share as was paid in the Offer, without interest, and less any applicable withholding taxes. Therefore, if Purchaser is successful in owning at least 90% of the outstanding Shares (on a fully diluted basis) following the Offer and Purchaser is able to consummate the short-form merger, the only difference to you between tendering your Shares and not tendering your Shares in the Offer will be that you will be paid earlier if you tender your Shares in the Offer. See “Introduction,” “Special Factors—Section 7. Effects of the Offer,” “Special Factors—Section 9. Dissenters’ Rights; Rule 13e-3” and “The Offer—Section 12. Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations.”

If I decide not to tender, but Purchaser waives the requirement that it owns at least 90% of the outstanding Shares (on a fully diluted basis) and purchases all of the Shares tendered, how will the Offer affect my shares?

If Purchaser waives the condition requiring ownership of 90% or more of the Shares (on a fully diluted basis) following the Offer, the number of Shares of National Interstate common stock that trade publicly could be reduced, which could affect the liquidity or market value of the Shares, and could result in the Shares being delisted from the Nasdaq Stock Market. In addition, if, after the Offer, Purchaser owns two-thirds of the Shares (on a fully diluted basis), Purchaser would have sufficient voting power to approve a merger, amendments to the Articles of Incorporation (including eliminating cumulative voting), and certain amendments to National Interstate’s Amended and Restated Code of Regulations (including changing the size, composition and classification of the National Interstate board), without the approval of any other National Interstate shareholder. See “Introduction,” “Special Factors—Section 7. Effects of the Offer,” “Special Factors—Section 9. Dissenters’ Rights; Rule 13e-3” and “The Offer—Section 12. Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations.”

Are dissenters’ rights available in either the Offer or any subsequent merger?

Dissenters’ rights are not available in connection with the Offer. However, if Purchaser owns at least 90% of the outstanding Shares (on a fully diluted basis) following the Offer, subject to the terms and conditions of the merger agreement, we intend to consummate a second step merger and dissenters’ rights will be available to holders of Shares at the time of the merger who have not tendered their Shares in the Offer or voted in favor of or consented in writing to the adoption of a merger agreement, who properly demand appraisal of their Shares and who otherwise comply with the applicable statutory procedures under Ohio law. If and when we consummate the merger, if you perfect your rights to dissent under the Ohio Revised Code, you may receive an amount that is different from the consideration being paid in the merger. See “Special Factors—Section 9. Dissenters’ Rights; Rule 13e-3.”

How long do I have to decide whether to tender in the Offer? Can the Offer be extended?

You will have until 12:00 Midnight, Eastern Time, on March 6, 2014, to tender your Shares of National Interstate common stock. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in this offer to purchase. We also may elect to extend the Offer. If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the Depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., Eastern time, on the next business day after the day on which the Offer was scheduled to expire. We may also decide to establish a subsequent offering period in certain circumstances. See “The Offer—Section 1. Terms of the Offer” and “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares.” If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to learn of its deadline.

How do I tender my shares?

If you wish to tender all or any portion of your Shares in the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the expiration date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect this transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution in order to tender your Shares in the Offer. See “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered shares?

You may withdraw Shares at any time prior to the expiration of the Offer and, if we have not accepted your Shares for payment by March 7, 2014, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw, however, will not apply to any subsequent offering period, if we elect to establish one. To withdraw Shares, you must deliver an executed written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. See “The Offer—Section 4. Withdrawal Rights.”

Generally, what are the United States federal income tax consequences of tendering shares or having Shares exchanged for cash in the second step merger?

If you are a U.S. Holder (as defined in “The Offer—Section 5. Certain United States Federal Income Tax Consequences”), the sale or exchange of your Shares pursuant to the Offer or the second step merger will be a taxable transaction for United States federal income tax purposes. See “The Offer—Section 5. Certain United States Federal Income Tax Consequences.”

If you are a Non-U.S. Holder (as defined in “The Offer—Section 5. Certain United States Federal Income Tax Consequences”), any gain realized upon the sale of your Shares pursuant to the Offer or the second step merger generally will not be subject to United States federal income tax. See “The Offer—Section 5. Certain United States Federal Income Tax Consequences.”

Holders of Shares of National Interstate’s common stock should consult their tax advisors about the United States federal, state, local and foreign tax consequences of participating in the Offer in light of their particular circumstances.

To whom may I speak if I have questions about the tender offer?

You may call Innisfree M&A Incorporated, the information agent for the Offer, at (888) 750-5834 for assistance. Banks and brokers may call collect at (212) 750-5833. See the back cover of this Offer to Purchase for additional contact information.

To the Holders of Common Stock of National Interstate Corporation:

INTRODUCTION

Great American Insurance Company, an Ohio corporation (“Purchaser”) and a wholly-owned subsidiary of American Financial Group, Inc. (“AFG”), hereby offers to purchase all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of National Interstate Corporation, an Ohio corporation (“National Interstate”), other than Shares owned by Purchaser, at a price of $28.00 per Share (such price, or any higher price offered and paid by Purchaser, the “Offer Price”), net to the seller in cash, without interest but subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”) (which, as amended or supplemented from time to time, together constitute the “Offer”).

Tendering shareholders who are the record owners of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether the institution will charge any service fees. However, if you fail to provide an Internal Revenue Service (“IRS”) Form W-9 or the appropriate IRS Form W-8, as applicable, you may be subject to any required backup United States federal income tax withholding at a rate of 28% of the gross proceeds payable in the Offer. See “The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares” and “The Offer—Section 5. Certain United States Federal Income Tax Consequences.” AFG or Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, LLC (the “Depositary”) and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with the Offer and in accordance with the terms of the agreements entered into by and between Purchaser and/or AFG and each such person. See “The Offer—Section 14. Fees and Expenses.”

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of Shares that, when combined with the Shares currently owned by Purchaser, will constitute at least 90% of the outstanding Shares (on a fully diluted basis) as of the date the Shares are accepted for payment pursuant to the Offer (the “Minimum Tender Condition”). This condition is waivable by Purchaser, in its sole discretion. The Offer is also subject to certain other conditions described in “The Offer—Section 11. Conditions to the Offer.”

Because Purchaser currently owns approximately 51.7% of the outstanding Shares, the completion of the transactions contemplated in this Offer to Purchase constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Under the rules governing “going private” transactions, AFG and Purchaser are deemed to be engaged in a “going private” transaction and are therefore required to, among other things, express their reasons for the transactions described in this Offer to Purchase and their views as to the fairness of the transactions to National Interstate’s unaffiliated shareholders.

According to National Interstate, as of the close of business on October 30, 2013 there were 19,721,266 Shares outstanding. As of the date of this Offer to Purchase, Purchaser owns 10,200,000 Shares. To the best of our knowledge after reasonable inquiry, directors and executive officers of AFG and Purchaser beneficially own 12,494 outstanding Shares as of the date of this Offer to Purchase and all of these directors and executive officers intend to tender all of their Shares in the Offer. Based on information from National Interstate, AFG and Purchaser believe that, as of the date of this Offer to Purchase, 2,314,330 outstanding Shares were beneficially owned by directors and executive officers of National Interstate.

Based on the foregoing, AFG and Purchaser believe that based on the number of Shares outstanding as of October 30, 2013, as of December 31, 2013, there were 7,194,442 Shares outstanding, excluding Shares owned by Purchaser and the directors and executive officers of AFG, Purchaser, and National Interstate.

The purpose of the Offer is to acquire for cash as many outstanding Shares not owned by Purchaser as possible as a first step in acquiring all of the Shares of common stock of National Interstate.

If the Offer is completed and the Minimum Tender Condition is satisfied, Purchaser intends to effect a second step merger of Purchaser (or an affiliate) with National Interstate (the “Merger”). In the Merger, each then issued and outstanding Share (other than Shares held by Purchaser and Shares held by shareholders who validly perfect their dissenters’ rights under Ohio Revised Code (the “ORC”)) will be cancelled and converted into and represent the right to receive the Offer Price. Non-tendering shareholders will have dissenters’ rights, whereby such shareholders may receive the “fair value” of their Shares, as determined by a court of competent jurisdiction, by following the procedures required by the ORC. See “Special Factors—Section 9. Dissenters’ Rights; Rule 13e-3.”

If the Offer is completed and the Minimum Tender Condition is satisfied, Purchaser intends to consummate the Merger as a short-form merger of Purchaser (or an affiliate) and National Interstate in accordance with the applicable provisions of the ORC. Under the ORC, such a Merger may be consummated without a vote of, or prior notice to, National Interstate’s shareholders or board of directors. If following consummation of the Offer and providing that Purchaser has waived the Minimum Tender Condition, Purchaser owns a number of Shares representing at least 80% of the outstanding Shares but less than 90% of the outstanding Shares, Purchaser may proceed with treating National Interstate as a consolidated subsidiary for purposes of the U.S. Internal Revenue Code. If following consummation of the Offer, including any subsequent offering period, Purchaser owns a number of Shares representing at least 66-2/3% of the outstanding Shares but less than 80% of the outstanding Shares, Purchaser would have sufficient voting power to approve a merger and amendments to the Articles of Incorporation (including eliminating cumulative voting), as well as having the voting power to approve amendments to National Interstate’s Amended and Restated Code of Regulations (the “Regulations”) requiring a two-thirds shareholder vote (including changing the size, composition and classification of the board), without the need for approval of any other shareholder of National Interstate. See “Special Factors—Section 2. Purpose of and Reasons for the Offer; Plans for National Interstate After the Offer” and “Special Factors—Section 7. Effects of the Offer.”

If the Offer is not completed for any reason or if Purchaser waives the Minimum Tender Condition and purchases all Shares validly tendered (and not withdrawn) in the Offer, Purchaser will review its options. These options include a continuation of the status quo prior to the Offer, purchasing Shares in the open market or in privately negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with National Interstate. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares, which may be higher or lower than or the same as the Offer Price. See “Special Factors—Section 7. Effects of the Offer.” For a discussion of other actions that Purchaser may take if the Offer is not completed, see “Special Factors—Section 8. Conduct of National Interstate’s Business if the Offer Is Not Completed.”

This Offer to Purchase includes certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of AFG and Purchaser, including statements concerning AFG’s and Purchaser’s plans with respect to the Shares or actions if the Offer is not completed. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include:

•	whether the conditions to the Offer will be satisfied;

•	general economic, capital markets and business conditions;

•	competitive factors in the industries and markets in which each of National Interstate and Purchaser operates, and general industry trends;

•	the effects of war, terrorism or catastrophic events;

•	changes in government regulation;

•	changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

•	the ability of Purchaser to execute fully on its business strategy after taking National Interstate private.

For a detailed description of risks and uncertainties affecting AFG, please refer to AFG’s filings with the Securities and Exchange Commission (the “SEC”), available at www.sec.gov.

This Offer to Purchase and the related Letter of Transmittal contain important information and should be read both carefully and in their entirety before any decision is made with respect to the Offer.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, National Interstate’s shareholders.

SPECIAL FACTORS

1. Background

National Interstate is a niche property and casualty insurance operation whose products primarily relate to the passenger transportation, trucking and moving and storage industries, general commercial insurance to small businesses in Hawaii and Alaska and personal insurance to owners of recreational vehicles and commercial vehicles.

National Interstate has been a subsidiary of Purchaser since AFG initially invested in it in 1989. National Interstate completed its initial public offering of common stock in 2005. Purchaser did not purchase or sell any Shares in, and has not purchased or sold any Shares since, the initial public offering.

National Interstate continues to materially contribute to AFG’s results. AFG does not intend to sell any of its interests in National Interstate because AFG believes that National Interstate’s operations and business represent an important strategic component of its overall operations.

As a subsidiary of Purchaser, National Interstate has historically relied on Purchaser to provide certain services to National Interstate without charge, including actuarial and limited consultative services for legal, accounting and internal audit issues and other support services. As further responses to industry and company challenges, in 2013, Purchaser expanded the scope of these services to include providing actuarial resources to analyze claim trends and conducting a claims review to assist National Interstate in its evolution of adverse severity trends.

The commercial auto subsector of the property and casualty business has experienced significant challenges in recent years. Premiums declined in each of 2007-2011, and the specialty niche experienced underwriting losses in each of 2011 and 2012.

Meanwhile, National Interstate’s 2012 results included a 97.5% calendar year combined ratio, $1.75 in earnings per share, and a 9.8% return on shareholders’ equity. Each of these performance metrics fell short of AFG’s expectations. These results continued deteriorating trends as National Interstate’s combined ratio increased from 94.2% in 2010 to 95.4% in 2011, earnings per share were $2.39, $2.03 and $1.82, respectively, for 2009-2011, and return on equity was 19.1%, 11.0% and 9.9%, respectively, from 2009 to 2011. Notably, National Interstate, for the first time since its 2005 initial public offering, experienced unfavorable reserve development, in the amount of $3 million, in 2012.

In response to the declining industry and deteriorating company results, National Interstate took certain steps in 2013 to improve company results and position National Interstate for future success. These steps included obtaining renewal rate increases and discontinuing or exiting unprofitable product lines. National Interstate also reorganized its management team in order to best manage its executive talent, most notably by naming a Chief Operating Officer.

To date, National Interstate has continued to experience adverse prior year reserve development of $2.4 million, $8.4 million and $5.3 million, respectively, in each of the first three quarters of 2013 and also reported unfavorable development for the fourth quarter of 2013 in its preliminary fourth quarter and full year results. On January 30, 2014, National Interstate reported preliminary fourth quarter and full year 2013 results. Net earnings per share were expected to be between $0.86 and $0.92, which, even at the top end of the expected range, represented a decrease of almost 50% from 2012. National Interstate reported expected fourth quarter 2013 combined ratio of between 98% and 99%, on top of combined ratios of 97.8%, 113.9% and 99.3%, respectively, for the first three quarters of the year.

Also in 2013, National Interstate replaced its then Chairman. At its 2013 annual meeting of shareholders, Michael Spachman, son of director Alan Spachman, was nominated and elected to serve on National Interstate’s board of directors. See “Special Factors—Section 13. National Interstate’s Board of Directors” for further information regarding National Interstate’s 2013 annual meeting of shareholders.

As stated above, AFG has no intention to reduce or sell its interest in National Interstate. AFG decided to pursue the acquisition of the Shares not already owned by Purchaser as it allows

Purchaser to further expand its specialty property and casualty insurance franchise by making an investment in a business that it already knows.

2. Purpose of and Reasons for the Offer; Plans for National Interstate After the Offer

Purpose and Reasons for the Offer. The purpose of the Offer, and the second step merger, if completed, is for Purchaser to increase its direct and indirect ownership of the outstanding Shares from its current level of approximately 51.7% to 100%, and accordingly participate in 100% of the results of operations of National Interstate.

AFG regularly undertakes a review of its insurance business, operations and strategy with the goal of enhancing AFG shareholder value. AFG decided to pursue the acquisition of the Shares not already owned by Purchaser as it allows Purchaser to further expand its specialty property and casualty insurance franchise by making an investment in a business that it already knows well while at the same time simplifying National Interstate’s ownership structure. AFG and Purchaser believe that National Interstate’s competitive position will be improved as a result of delisting its Shares from the Nasdaq Stock Market (“Nasdaq”) and operating privately within Purchaser’s larger group of insurance companies. Furthermore, by simplifying National Interstate’s ownership structure such that Purchaser will own 100% of the common stock of National Interstate, National Interstate’s ability to benefit from the strong financial position, capital strength and risk diversification of Purchaser will be enhanced.

AFG initiated the Offer with a view to the following benefits:

Improvement of AFG’s Performance. AFG and Purchaser believe that the combination of AFG’s insurance operations, which include multiple lines and generate significantly greater gross written premiums than those of National Interstate, with those generated by National Interstate will have the potential to achieve efficiencies in the operation of the insurance companies. The successful completion of the Offer and subsequent Merger would increase AFG’s investment in core specialty insurance businesses where AFG already has significant expertise while at the same time further simplifying the organizational structure of those businesses. AFG’s management also believes that the successful completion of the Offer and subsequent Merger would be accretive to AFG’s earnings and enhance AFG’s return on equity. Additionally, the successful completion of the Offer and subsequent Merger would allow for easier movement of capital throughout all of AFG’s operations, which may facilitate the raising of capital by AFG in the future. AFG also believes that, after evaluating other opportunities, combining with National Interstate is the best use of certain excess capital and supports AFG’s strategic objectives.

Elimination of National Interstate as an Independent Reporting Company. The successful completion of the Offer and subsequent Merger would terminate National Interstate’s obligations to file reports and other information as a public company required under the Securities Exchange Act of 1934. The elimination of the burdens associated with public reporting and other tasks resulting from National Interstate’s public company status, including, for example, the dedication of time and resources of management and of the Board to meet the various requirements of being a public company will allow for increased management focus on the operations of the business. In addition, National Interstate’s expenses will decrease as a result of the elimination of costs associated with the filing of quarterly, annual or other periodic reports with the SEC, the listing of its Shares on Nasdaq and the publishing and distribution of financial information and proxy statements to its shareholders. The elimination of National Interstate’s status as a public company would also result in National Interstate no longer being required to comply separately with the requirements of the Sarbanes-Oxley Act of 2002 and Dodd-Frank Act of 2010.

Plans for National Interstate After the Offer. If the Offer is completed (without a waiver by Purchaser of the Minimum Tender Condition), Purchaser intends to cause the Merger to be effected, without the necessity of prior approval or notice of the shareholders of National Interstate, pursuant to which each then outstanding Share (other than Shares owned by Purchaser and Shares, if any, that are held by shareholders who validly perfect their dissenters’ rights under the ORC), would be converted into and represent the right to receive the Offer Price. The cash consideration to be paid in the Merger would be the same as paid in the Offer. Upon the completion of the Merger, Purchaser would directly own, and AFG would indirectly own, 100% of the common stock of National Interstate.

AFG and Purchaser intend that AFG’s investment adviser subsidiary would manage the a greater portion of the investment portfolio of National Interstate and its insurance company subsidiaries as opposed to the portion it currently manages. AFG and Purchaser believe that the consolidation of investment management may enable an enhanced return on such portfolios compared to what they currently earn.

Purchaser does not wish to sell any of its interests in National Interstate because Purchaser believes that National Interstate’s operations and business represent an important strategic component of Purchaser’s overall operations. For that reason, Purchaser does not view such a sale as a viable alternative to its proposed acquisition of the remaining Shares.

Having come to a determination to pursue the acquisition of the Shares, AFG and Purchaser considered transactional alternatives and determined to pursue a cash tender offer followed by a second step merger. In choosing a transaction involving a tender offer followed by a second step merger, AFG and Purchaser considered the following material factors:

•	a tender offer followed by a second step merger is a common means of effecting a going-private transaction by a controlling shareholder;

•

the unaffiliated shareholders of National Interstate would likely receive the consideration in payment for their Shares sooner in a tender offer than if AFG and Purchaser pursued a single-step merger transaction;

•

shareholders who do not tender their Shares in the Offer or vote in favor a second step merger and who otherwise comply with applicable requirements may exercise dissenters’ rights in connection with the Merger pursuant to Section 1701.85 of the ORC; and

•

for a controlling shareholder such as Purchaser that is seeking to acquire Shares from a large number of public shareholders, open-market or privately-negotiated purchases would be less efficient, more complex and more time consuming than a tender offer.

AFG and Purchaser currently intend that following completion of the Offer, National Interstate’s business will continue to be run in a manner that is generally consistent with its current operations and does not currently contemplate making any significant changes in National Interstate’s strategic or operating philosophy or its business of underwriting and selling traditional and alternative property and casualty insurance products primarily to the passenger transportation, trucking and moving and storage industries, general commercial insurance to small businesses in Hawaii and Alaska and personal insurance to owners of recreational vehicles and commercial vehicles throughout the United States. National Interstate would proceed to operate as a separate company, 100% owned by Purchaser or an affiliate, much like AFG’s other wholly-owned subsidiaries. From time to time following the Offer, AFG and Purchaser will review National Interstate’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine whether any changes may be necessary or desirable to best organize and integrate the activities of Purchaser and National Interstate. Each of AFG and Purchaser expressly reserves the right to make any changes to its future plans that it deems necessary or appropriate in light of its review or future developments.

3. Position of National Interstate Regarding the Offer

As of the date of this Offer, National Interstate has not made any public recommendation with respect to the Offer or the Merger and neither AFG nor Purchaser knows whether a majority of National Interstate’s non-employee directors has retained an unaffiliated representative to act solely on behalf of the unaffiliated shareholders of National Interstate.

4. Position of AFG and Purchaser Regarding Fairness of the Offer

The rules of the SEC require AFG and Purchaser to express their belief as to the fairness of the Offer and the contemplated second-step Merger to National Interstate’s shareholders who are not affiliated with AFG. AFG and Purchaser have concluded that the Offer and the Merger are both financially and procedurally fair to National Interstate’s shareholders who are not affiliated with AFG and Purchaser (whether those shareholders tender their Shares in the Offer or decline to tender and elect instead to remain as shareholders of National Interstate until the Merger is effected). AFG and Purchaser based this conclusion on the following material factors:

•

the Offer Price represents a premium of approximately 26.3% over the closing Share price of National Interstate common stock on February 4, 2014, the last day prior to the public announcement of the Offer, and a premium of approximately 20.3% over the average closing Share price of National Interstate common stock for the 30 trading days ending on that date;

•	the Offer Price represents a 62% premium over the book value per share of $17.63 at September 30, 2013;

•

the consideration to be paid in the Offer and the Merger is all cash, which provides certainty of value to National Interstate’s shareholders and provides them with the ability to invest the Offer proceeds as they choose;

•

the belief that National Interstate’s common stock was not likely to trade at or above the $28.00 Offer Price in the near future. AFG’s and Purchaser’s boards of directors based this belief on a number of factors, including their directors’ knowledge and understanding of National Interstate and its industry and research analyst target prices;

•

all of National Interstate’s shareholders, including those who elect not to tender their Shares in the Offer but whose Shares instead are acquired in the Merger, have an opportunity to be paid the Offer Price for their Shares;

•

the Offer and the Merger will provide additional liquidity for National Interstate’s unaffiliated shareholders because they provide an alternative means whereby Shares may be sold that did not exist prior to the commencement of the Offer;

•

shareholders who do not tender their Shares in the Offer will, in the event of a Second-Step Merger, be entitled, in connection with the Merger, to demand the appraisal of their Shares by following the procedures required by the ORC; and

•

each of National Interstate’s shareholders will be able to decide voluntarily whether or not to tender Shares in the Offer and, if the Offer and the Merger are completed and any such shareholder has elected not to tender, the shareholder will be entitled to receive the same type and amount of consideration in the Merger that the shareholder would have received in the Offer.

Neither AFG nor Purchaser found it practicable to assign, nor did any of them assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. AFG’s and Purchaser’s consideration of the factors described above reflects their assessment of the fairness of the Offer to National Interstate’s unaffiliated shareholders in relation to the going-concern value of National Interstate on a stand-alone basis. In reaching the conclusion as to fairness, neither AFG nor Purchaser considered the liquidation value of National Interstate because National Interstate is a viable going concern and Purchaser has no plans to liquidate National Interstate. Therefore, AFG and Purchaser believe that the liquidation value of National Interstate is irrelevant to a determination as to whether the Offer are fair to unaffiliated shareholders.

5. Presentations of Financial Advisors

Neither AFG nor Purchaser has received any report, opinion or appraisal from any outside party that is materially related to the Offer.

6. Financial Forecast

Neither AFG nor Purchaser engaged an advisor to prepare or review any financial forecast for National Interstate.

7. Effects of the Offer

Effects of the Offer if Purchaser Successfully Acquires at Least 90% of the Outstanding Shares (on a Fully Diluted Basis)

If following consummation of the Offer, Purchaser is successful in owning 90% of the Shares (on a fully diluted basis), Purchaser intends, as promptly as practicable, to cause the second step Merger of Purchaser and National Interstate in which all remaining shareholders (other than Purchaser and shareholders that validly exercise dissenters’ rights under the ORC) would, without the need for further action by such shareholder, receive the same price per Share as was paid in the Offer, without interest, and less any applicable withholding taxes. In connection with a Merger, non-tendering shareholders will have the right to demand appraisal of their Shares, whereby such shareholders may receive the “fair value” of their Shares, less any applicable withholding taxes, as determined by a court of competent jurisdiction, by following the procedures required by the ORC. See “Special Factors—Section 9. Dissenters’ Rights; Rule 13e-3.”

If Purchaser is successful in owning at least 90% of the Shares (on a fully diluted basis) following the Offer, Purchaser will have the ability to consummate a short-form merger of Purchaser (or an affiliate) with National Interstate in accordance with the applicable provisions of the ORC without the requirement of holding a meeting of shareholders. Purchaser may also choose to make open market purchases of Shares following the Offer in order to be able to complete the Merger as a short-form merger.

Effects of the Offer if Purchaser Waives the Minimum Tender Requirement and Purchases all Shares Tendered in the Offer

If Purchaser waives the Minimum Tender Condition and purchases all Shares validly tendered and not withdrawn in the Offer, Purchaser may thereafter:

•	acquire additional Shares, either in purchases in the market or in privately negotiated transactions;

•	seek an extraordinary corporate transaction, such as a reorganization or recapitalization, involving National Interstate;

•	seek a change in the present board of directors or management of National Interstate, including any plans or proposals to change the number or term of directors;

•	seek to change the dividend policy of National Interstate;

•	Seek to amend the Articles of Incorporation or Code of Regulations of National Interstate;

•	seek to cause the Shares to be delisted from Nasdaq;

•	seek to terminate the registration of the Shares under the Securities Exchange Act of 1934, in which case National Interstate would no longer be required to file reports with the SEC; or

•	pursue any action similar to any of those enumerated above.

If Purchaser waives the Minimum Tender Condition, purchases all Shares validly tendered and not withdrawn in the Offer and, following the Offer, owns two-thirds of the Shares (on a fully diluted basis), Purchaser would have sufficient voting power to approve a merger and amendments to the Articles of Incorporation (including eliminating cumulative voting), as well as having the voting power to approve amendments to the Regulations requiring a two-thirds shareholder vote (including changing the size, composition and classification of the board), without the need for approval of any other shareholder of National Interstate.

In addition, if Purchaser waives the Minimum Tender Condition, purchases all Shares validly tendered and not withdrawn in the Offer and, following the Offer, owns at least 80% of the Shares, National Interstate will become consolidated with AFG for federal income tax purposes. National Interstate is consolidated under US GAAP in the financial statements of AFG as a result of AFG’s 51.7% interest in National Interstate. AFG in its GAAP financial statements provides for a deferred tax liability on the excess of its GAAP basis in National Interstate over its tax basis in National Interstate. If AFG’s ownership in National Interstate equals or exceeds 80%, AFG will no longer be required to record or maintain deferred taxes on its interest in National Interstate. It may be possible for AFG to no longer record or maintain deferred taxes on its interest in National Interstate at an ownership amount of less than 80% if in AFG’s judgement it believes it could acquire at least 80% in the future.

If the Offer is not completed for any reason, Purchaser will review its options. These include continuing the status quo prior to the Offer, purchasing Shares in the open market or in privately negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with National Interstate. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares, and such price may be higher or lower than or the same as the Offer Price.

Purchaser’s interest in National Interstate’s net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. If the Offer is completed, and the second step merger is completed, Purchaser’s indirect interest in such items will increase to 100%, National Interstate will be an indirect wholly-owned subsidiary of AFG, and AFG and Purchaser will be entitled to all benefits resulting from that interest, including all income generated by National Interstate’s operations and any future increase in National Interstate’s value. Based on National Interstate’s preliminary results for the fiscal year ended December 31, 2013 released on January 20, 2014 and assuming completion of the Merger as of December 31, 2013, this increase would result in Purchaser’s beneficial interest in National Interstate’s net book value and net income increasing by approximately $170 million and $9.3 million, respectively.

Similarly, Purchaser will also bear the risk of losses generated by National Interstate’s operations and any decrease in the value of National Interstate after the Merger. Detriments of the Merger to AFG and Purchaser are the risk that AFG and/or Purchaser will decrease in value following the Merger and the fact that Purchaser will incur certain transaction costs, fees and expenses relating to the Offer and the Merger

The benefit of the Merger to National Interstate’s former shareholders (other than former shareholders who perfect their dissenters’ rights under Ohio law) is the right to receive the Offer or Merger consideration for each Share of National Interstate common stock held by such shareholders. Such shareholders will additionally be able to dispose of their Shares without paying the usual transaction costs associated with open market sales and will no longer have to bear the risk of any future losses or decrease in National Interstate’s enterprise value.

The detriments of the Merger to former shareholders are that such former shareholders will not have the opportunity to participate in the earnings and growth of National Interstate after the Merger and will not have any right to vote on corporate matters, but such former shareholders will not face the risk of losses generated by National Interstate’s operations or a decline in the value of National Interstate after the Merger. Further, the receipt of the payment for their Shares will be a taxable transaction for federal income tax purposes.

The Shares are currently registered under the Exchange Act and listed on the Nasdaq under the symbol “NATL.” If the Offer is completed, as a result of the consummation of the Merger following the Offer, there will be no public market for the Shares. After the Merger, the Shares will cease to be listed on the Nasdaq, and prices with respect to sales of Shares in the public market will no longer be available. In addition, after the Merger, registration of the Shares under the Exchange Act will be terminated and National Interstate will no longer be required to file periodic reports with the SEC. See “The Offer—Section 12. Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations.”

8. Conduct of National Interstate’s Business if the Offer Is Not Completed

If the Offer is not completed for any reason, AFG and Purchaser will reevaluate the role of National Interstate within AFG’s overall corporate group. In particular, AFG and Purchaser may consider, among other things:

•	not taking any action at that time, including not purchasing any additional Shares;

•	purchasing Shares in the open market or in privately negotiated transactions;

•	making a new tender offer; and

•	proposing a merger or other business combination with National Interstate, subject to compliance with applicable law.

If AFG and Purchaser were to pursue any of these alternatives, it might take considerably longer for the unaffiliated shareholders of National Interstate to receive any consideration for their Shares (other than through sales in the open market or otherwise) than if they had tendered their Shares in the Offer. Any such transaction could result in proceeds per Share to the public shareholders of National Interstate that are more or less than, or the same as, the Offer Price or could result in the trading price of the Shares to increase, decrease or be unchanged. Purchaser may also choose to keep outstanding the public minority interest in National Interstate, in which case the public shareholders of National Interstate would, absent a sale by them, retain their Shares and would have the opportunity to participate in the earnings and growth of National Interstate, but shareholders would also bear the risk of losses generated by National Interstate’s operations or a decline in the value of National Interstate.

9. Dissenters’ Rights; Rule 13e-3

Dissenters’ Rights

Shareholders do not have dissenters’ rights as a result of the Offer.

Shareholders who will be entitled to dissenters’ rights in connection with the contemplated second-step Merger will receive additional information concerning dissenters’ rights and the procedures to be followed in order to exercise their dissenters’ rights before such shareholders have to take any action relating thereto.

Rule 13e-3

As Purchaser is an affiliate of National Interstate, the transactions contemplated in the Offer constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning National Interstate and certain information relating to the fairness of the Offer and the consideration offered to unaffiliated shareholders be filed with the SEC and disclosed to unaffiliated shareholders. Purchaser has provided such information in this Offer to Purchase and a Tender Offer Statement on Schedule TO and a Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act.

10. Transactions and Arrangements Concerning the Shares

Except as otherwise described in this Offer to Purchase, neither AFG nor Purchaser nor, to the best of their knowledge, any person listed in Schedule A hereto or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, has engaged in any transaction in Shares during the past 60 days or is a party to any agreement, arrangement or understanding with respect to the Shares or any other securities of National Interstate (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). In addition, neither AFG nor Purchaser has purchased any Shares within the past two years.

To Purchaser’s knowledge, no executive officers, directors or affiliates of National Interstate have made any public recommendation with respect to the Offer or the Merger.

11. Certain Relationships Between AFG, Purchaser and National Interstate

As of the date of this Offer to Purchase, AFG owns indirectly, and Purchaser owns directly, approximately 51.7% of the outstanding Shares of National Interstate common stock. As a result, Purchaser is able to control the vote on certain matters submitted to a vote of National Interstate’s shareholders. AFG and Purchaser are also parties to the following agreements with National Interstate and have the following other relationships with National Interstate.

Purchaser and National Interstate are parties to several agreements relating to reinsurance and underwriting. The terms of these agreements, as described below, were negotiated by Purchaser and National Interstate. Purchaser believes that the terms of these agreements are comparable to those that National Interstate could obtain from independent third parties. Additionally, Purchaser previously entered into an agreement with National Interstate and one of its directors, Alan Spachman, relating to registration rights and rights of first refusal to buy back Purchaser’s and Mr. Spachman’s Shares in certain circumstances.

Reinsurance, Underwriting and Other Arrangements. Purchaser and National Interstate are parties to an Underwriting Management Agreement pursuant to which National Interstate agreed to underwrite and service policies of insurance related to public commercial transportation and recreation vehicles for a fee. Under the terms of the agreement, National Interstate pays Purchaser a fee based on a percentage ranging from 1.5% to 3.0% of written premiums. The written premiums totaled approximately $2.4 million in 2012. During 2012, the fees National Interstate paid to Purchaser under this agreement were approximately $37,000. During 2013, the fees National Interstate paid to Purchaser under this agreement were approximately $28,000.

Purchaser participates in National Interstate’s excess of loss treaties for public transportation, truck and Hawaii general commercial business. In 2012, premiums and losses ceded to Purchaser under these treaties totaled $0.1 million and $1.1 million, respectively. In 2013, premiums and losses ceded to Purchaser under these treaties totaled $48,000 million and $1.9 million, respectively.

Purchaser, its affiliated insurance companies and National Interstate are also parties to a Reinsurance Agreement pursuant to which National Interstate assumes all of the risk and exposure on the polices National Interstate administers under the terms of the Underwriting Management Agreement. Pursuant to its terms, the Underwriting Management Agreement may be terminated without cause by either party from time to time and is terminable immediately (but not automatically) upon termination of the related reinsurance treaty or if National Interstate no longer employed Mr. Alan Spachman. To date, Purchaser has not exercised its right to terminate the Underwriting Management Agreement on the basis of Mr. Alan Spachman no longer being employed by National Interstate. Additionally, AFG or Purchaser perform certain services for National Interstate without charge including, without limitation, actuarial services and on a consultative basis internal audit, legal, accounting and other support services.

Effective October 1, 2012, American Money Management Corporation (“AMMC”), a wholly-owned subsidiary of AFG, entered into an agreement with National Interstate whereby AMMC manages a portion of National Interstate’s investment portfolio at an annual cost of 15 basis points of the portfolio’s fair value. AMMC’s management of this portion of National Interstate’s portfolio commenced during the fourth quarter of 2012, with fees accrued for such services approximating $0.2 million and $0.9 million at December 31, 2012 and December 31, 2013, respectively.

Registration Rights Agreement and Right of First Refusal. Upon the completion of National Interstate’s initial public offering, Purchaser entered into an agreement with National Interstate and Mr. Alan Spachman, pursuant to which Purchaser and Mr. Alan Spachman each received registration rights in exchange for National Interstate’s right of first refusal to buy back their Shares in connection with certain proposed sales of their Shares. National Interstate’s right of first refusal will be triggered by any gift, bequest, sale, exchange, transfer, assignment or other disposition of all or any portion of the Shares owned, whether beneficially or of record, by either Purchaser or Mr. Alan Spachman, other than the transfer of Shares (i) in a charitable gift or a bequest, without consideration, so long as the number of Shares transferred to one person or group of related persons as a result of such gift or bequest or series of related gifts or bequests is less than 10.0% of the Issuer’s total issued and outstanding common Shares immediately prior to such gift, (ii) pursuant to an underwriting agreement, a purchase agreement or similar arrangement to which Purchaser, National Interstate and/or Mr. Alan Spachman are party relating to an underwritten public offering of National Interstate’s Shares, (iii) in a public or privately negotiated sale, so long as, to the knowledge of the selling shareholder, each purchaser in such negotiated sale or series of negotiated sales, either alone or as a member of a group of related or affiliated purchasers, will not be the beneficial owner of 10.0% or more of National Interstate’s total issued and outstanding Shares immediately following such sale, (iv) pursuant to a tender offer or exchange offer which seeks to acquire at least two-thirds of National Interstate’s outstanding Shares or (v) to any trust or other entity, for financial planning or estate planning purposes, without consideration, the primary beneficiary of which is Mr. Alan Spachman or his lineal descendants.

12. Interests of Directors and Executive Officers in the Offer

In considering the fairness of the consideration to be received in the Offer, National Interstate’s shareholders should be aware that certain directors and executive officers of National Interstate have interests in the Offer which may present them with certain actual or potential conflicts of interest.

Two of the ten current members of National Interstate’s Board, Joseph E. (Jeff) Consolino and Vito C. Peraino, are executive officers of AFG, and two additional members, Gary J. Gruber and Donald D. Larson, are executive officers of the Purchaser. In addition, until February 2013, a fifth member of National Interstate’s Board, Keith A. Jensen, served as an executive officer of AFG.

Prior to National Interstate’s 2013 Annual Meeting of Shareholders (the “Annual Meeting”), certain members of the Board contacted Purchaser requesting information regarding the procedures under the Regulations for nominating a candidate for election as a director at the Annual Meeting and requesting a copy of the Regulations. After responding to National Interstate’s request, Purchaser received a letter stating Mr. Alan Spachman’s intent to nominate one candidate for election as a director at the Annual Meeting. Thereafter, Purchaser contacted National Interstate to inform the company in writing that the purported nomination was not in compliance with the Regulations. National Interstate subsequently submitted a revised nomination notice. During the time Purchaser submitted the preliminary proxy statement, a revised preliminary proxy statement and a definitive proxy statement relating to Purchaser’s solicitation of proxies in connection with the Annual Meeting, Purchaser did not receive any notice from Mr. Alan Spachman of his intent to solicit proxies in connection with the Annual Meeting. At the 2013 Annual Meeting, the Board recommended that its six nominees be elected. Mr. Alan Spachman along with certain other shareholders cumulated their votes and elected Mr. Michael Spachman as a director.

Each of Joseph E. (Jeff) Consolino, Gary J. Gruber, Donald D. Larson and Vito C. Peraino intend to tender any and all Shares they own in response to the Offer.

13. National Interstate’s Board of Directors

The current members of National Interstate’s Board and the board committees (the Board Committees”) upon which they serve are as follows:

Name	Committee(s)
Joseph E. (Jeff) Consolino, Chairman of the Board	Compensation
Gary J. Gruber	Nominating and Corporate Governance (Chairman)
Keith A. Jensen	Compensation
Donald D. Larson	Compensation (Chairman), Nominating and Corporate Governance
David W. Michelson	—
Vito C. Peraino	Compensation, Nominating and Corporate Governance
Joel Schiavone	Audit, Compensation, Nominating and Corporate Governance
Donald W. Schwegman	Audit (Chairman)
Alan R. Spachman	Compensation
Michael A. Spachman	Audit

Messrs. Consolino, Gruber, Larson and Peraino are senior executive officers of AFG and/or Purchaser. Mr. Jensen served as an executive officer of AFG until February 2013. Mr. Michelson is National Interstate’s President and Chief Executive Officer. Mr. Alan R. Spachman is National Interstate’s founder and was President and Chief Executive Officer through 2007. Messrs. Schiavone, Schwegman and Michael A. Spachman are independent under Nasdaq listing rules. For a description of the backgrounds and qualifications of directors (other than Michael A. Spachman) and a description of the functions of the Board Committees, please see National Interstate’s Annual Meeting of Shareholders Proxy Statement dated April 16, 2013.

The normal practice of National Interstate’s Board and the Board Committees include conversations and contacts relating to, among other things, the make-up of the Board, its Board Committees and the leadership of the Board and its Board Committees. Such conversations typically take place over the several days before, the day of and several days after the Board and Board Committee meetings.

At a board meeting held on February 15, 2013, Mr. Schwegman was elected to the Board by the Board as an independent director and also named Chairman of the Audit Committee. Mr. Consolino became Chairman of the Board on February 15, 2013, replacing Alan R. Spachman, who served as Chairman of the Board from 2004 until February 15, 2013.

At National Interstate’s 2013 Annual Meeting of Shareholders held May 2, 2013, Alan R. Spachman nominated his son, Michael A. Spachman, for election as a director. Accordingly, there were seven nominees for election as Class I members of the Board, but only six nominees were to be elected. No other nominations of persons for election as directors were submitted to National Interstate pursuant to the advance notice provisions of the Regulations. The background of Mr. Spachman’s nomination follows:

On March 21, 2013, counsel to Mr. Alan Spachman contacted National Interstate requesting information regarding the procedures under the Regulations for nominating a candidate for election as a director at the Annual Meeting and a copy of the Regulations. On the same day, counsel to the company responded to this request.

On March 28, 2013, National Interstate received a letter from Mr. Alan Spachman stating his intention to nominate one candidate for election as a director at the Annual Meeting. In consultation with counsel, National Interstate determined that such purported nomination was not in compliance with the Regulations.

On the afternoon of March 29, 2013, at a previously scheduled meeting of the Compensation Committee, Mr. Consolino, Chairman of the Board, advised the members in attendance of Mr. Alan Spachman’s intention to nominate a candidate for election as a director at the Annual Meeting.

On the same day, Arthur J. Gonzales, Vice President, General Counsel and Secretary of National Interstate, at Mr. Consolino’s direction, provided to Mr. Alan Spachman in writing and telephonically a list of items that had to be remedied for Mr. Spachman’s nomination to be in compliance with the Regulations.

On March 30, 2013, Mr. Alan Spachman submitted a revised nomination notice, including the consent of Mr. Alan Spachman’s nominee (Michael A. Spachman) to serve if elected.

On April 2, 2013, National Interstate filed a preliminary proxy statement with the SEC, followed by the filing of a revised preliminary proxy statement on April 15, 2013 and a definitive proxy statement on April 16, 2013, relating to National Interstate’s solicitation of proxies in connection with the Annual Meeting. National Interstate did not receive any notice from Mr. Alan Spachman of his intent to solicit proxies in connection with the Annual Meeting.

National Interstate’s Board recommended that its six nominees (Messrs. Consolino, Elliott, Gruber, Larson, Michelson and Schwegman) be elected. Michael A. Spachman was elected a National Interstate director at the May 2, 2013 Annual Meeting; Theodore H. Elliott, Jr., nominated by National Interstate’s Board and Nominating and Corporate Governance Committee, did not receive sufficient votes to remain a director (he had served as a director since 1989). Michael A. Spachman was appointed to the Audit Committee at a Board meeting on May 2, 2013, following the Annual Meeting of Shareholders.

THE OFFER

1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not previously withdrawn in accordance with Section 4. “Expiration Date” means 12:00 midnight, Eastern Time, on March 6, 2014, unless extended, in which event Expiration Date means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in Section 14, which include, among other things, satisfaction of the Minimum Tender Condition. If any such condition is not satisfied, we may (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

Subject to any applicable rules and regulations of the SEC, we expressly reserve the right, but not the obligation, in our reasonable discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw Shares.

If we waive the Minimum Tender Condition or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of ten business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow adequate dissemination and investor response.

“Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares that are purchased pursuant to the Offer.

If we extend the Offer, are delayed in accepting for payment of or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain all Shares tendered on our behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as provided in Section 4. Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, we may, in our sole discretion, but are not obligated to, include a subsequent offering period of at least three business days to permit additional tenders of Shares (a “Subsequent Offering Period”). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered in the Offer. A Subsequent Offering Period, if one is provided, is not an extension of the Offer, which already will have been completed.

Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering Period so long as, among other things, (i) the initial offering period of at least 20 business days has expired, (ii) the Offer is for all outstanding securities of the class that is the subject of the Offer, (iii) we immediately accept and promptly pay for all securities validly tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, we may extend any initial Subsequent Offering Period by any period or periods.

We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to shareholders tendering Shares in a Subsequent Offering Period, if one is included.

We are making a request to National Interstate for its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by

National Interstate with this request, we will send this Offer to Purchase, the accompanying Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not withdrawn promptly after the Expiration Date. We expressly reserve the right, in our reasonable discretion, but subject to applicable laws, to delay acceptance for and thereby delay payment for Shares in order to comply with applicable laws or if any of the conditions referred to in Section 14 have not been satisfied or if any event specified in such section has occurred. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our reasonable discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

We will pay for your validly tendered and not properly withdrawn Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in Section 3)), (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and (iii) any other required documents for such Shares. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occurs at different times. If there is a Subsequent Offering Period, Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Under no circumstances will we pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment.

For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares

Valid Tender of Shares. Except as set forth below, to tender Shares in the Offer, either (i) the Depositary must receive on or prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase (a) a Letter of Transmittal (or a facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, and (b) certificates for the Shares to be tendered or confirmation of the book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your sole option and risk, and delivery of your Shares will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date. In all cases, sufficient time should be allowed to ensure delivery on or prior to the Expiration Date.

The valid tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered as specified in the Letter of Transmittal and (iv) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program (STAMP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

(i)	such tender is made by or through an Eligible Institution;

(ii)

a properly completed and duly executed notice of guaranteed delivery (“Notice of Guaranteed Delivery”) in the form provided by us is received by the Depositary, as provided below, by the Expiration Date; and

(iii)

the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Backup Withholding. Under U.S. federal income tax laws, payments made pursuant to the Offer may be subject to backup withholding unless a tendering U.S. Holder (as defined in Section 5) (i) provides a correct taxpayer identification number (which, for an individual, is the holder’s social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each eligible tendering U.S. Holder (as defined in Section 5) should complete and return the Substitute Form W- 9 included in the Letter of Transmittal. Eligible tendering Non-U.S. Holders (as defined in Section 5) should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at http://www.irs.gov. For a more detailed discussion of backup withholding. See Section 5.

Appointment of Proxy. By properly completing and duly executing a Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). This proxy will be governed by and construed in accordance with the laws of the State of Ohio and applicable federal securities laws. All such proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney, proxies and consents granted by you with respect to such Shares will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights with respect to such Shares as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of National Interstate’s shareholders, or with respect to any actions by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares (including voting at any meeting of National Interstate’s shareholders).

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies or consents, absent a purchase of Shares, for any meeting of National Interstate’s shareholders.

Determination of Validity. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our reasonable discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, AFG or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after March 7, 2013, unless such Shares have been accepted for payment as provided in this Offer to Purchase. If we extend the Offer, delay acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify (i) the name of the person who tendered the Shares to be withdrawn, and (ii) the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time before the Expiration Date.

If we include a Subsequent Offering Period (as described in more detail in the Offer - Section 1) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period and no withdrawal rights apply during such Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder, whether or not similar defects or irregularities are waived in the case of any shareholder. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5. Certain United States Federal Income Tax Consequences

The following is a general summary of certain U.S. federal income tax consequences to National Interstate’s shareholders whose Shares are tendered and accepted for payment pursuant to the Offer or the Merger. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular shareholder, nor is it a complete analysis of all potential U.S. federal income tax consequences. This summary does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this summary. No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below, and there can be no assurance that the IRS will agree with the views expressed herein or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion is limited to National Interstate’s shareholders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a shareholder’s particular circumstances. This discussion also does not address all U.S. federal income tax considerations that may be relevant to National Interstate’s shareholders that are subject to special tax rules, including, without limitation, expatriates and certain former citizens of the United States, U.S. Holders whose functional currency is not the U.S. dollar, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax qualified retirement plans, persons liable for the alternative minimum tax and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. Finally, this discussion does not address the U.S. federal income tax consequences to National Interstate shareholders who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all of the substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. For purposes of this summary, a “Non-U.S. Holder” is generally a beneficial owner of Shares (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of its partners or members will generally depend upon the status of the partner and upon the activities of the partnership. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members of those entities, should consult their tax advisors.

You are urged to consult your own tax advisor to determine the tax consequences to you of participating in the Offer or the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

U.S. Holders

Consequences of the Offer. The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you hold your Shares as capital assets you will recognize a capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the Shares. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price in a single transaction) tendered in the Offer or the Merger. If you are a non-corporate U.S. Holder who has held the Shares for more than one year, any such capital gain will generally be subject to U.S. federal income tax at a maximum tax rate of 20%. In addition, certain non-corporate shareholders may be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of the gain recognized in connection with the Offer or the Merger. In the case of Shares that have been held for one year or less, such gains will generally be subject to tax at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Payments made to U.S. Holders pursuant to the Offer or the Merger will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Consequences of the Offer. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized upon the receipt of cash for Shares pursuant to the Offer or the Merger unless (i) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States or (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions exist.

Unless an applicable tax treaty provides otherwise, gains described in (i) above generally will be subject to U.S. federal income tax in the same manner as if the Non-U.S. Holder were a resident of the United States (and corporate Non-U.S. Holders may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty). Gains described in (ii) above will generally be subject to U.S. federal income tax at a flat rate of 30%, but may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding. Payments made to Non-U.S. Holders pursuant to the Offer or the Merger may be subject to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, Non-U.S. Holders should provide the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

6. Price Range of the Shares; Dividends

The Shares are listed on the Nasdaq under the symbol “NATL.” The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share on the Nasdaq Stock Market.

	Common Stock
	High	Low
Year ended December 31, 2012
First Quarter	$28.15	$21.86
Second Quarter	$26.66	$23.06
Third Quarter	$27.63	$23.15
Fourth Quarter	$29.08	$24.82
Year ended December 31, 2013
First Quarter	$35.23	$28.80
Second Quarter	$32.05	$26.45
Third Quarter	$36.36	$24.99
Fourth Quarter	$30.76	$22.91
From January 1, 2014
First Quarter
(through February 4, 2014)	$24.42	$21.33

On February 4, 2014, the last full trading day prior to the date of the commencement of the Offer, the closing sales price of National Interstate common stock on the Nasdaq Stock Market was $22.17 per Share. Shareholders are urged to obtain a current market price for National Interstate common stock.

The Board of National Interstate has declared and paid quarterly dividends of $0.11 and $0.10 per common Share in 2013 and 2012, respectively, as well as a one-time special dividend of $2.00 per common Share in the fourth quarter of 2012. If Purchaser acquires control of National Interstate, Purchaser currently intends that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in National Interstate.

7. Certain Information Concerning National Interstate

Except as specifically set forth herein, the information concerning National Interstate contained in this Offer to Purchase has been taken from or is based upon information furnished by National Interstate or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to National Interstate’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning National Interstate, whether furnished by National Interstate or contained in such documents and records, or for any failure by National Interstate to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

National Interstate Corporation’s principal offices are located at 3250 Interstate Drive, Richfield, Ohio 44286-9000, and its telephone number at such address is (330) 659-8900. National Interstate operates as an insurance holding company group that underwrites and sells traditional and alternative property and casualty insurance products primarily to the passenger transportation, trucking and moving and storage industries, general commercial insurance to small businesses in Hawaii and Alaska and personal insurance to owners of recreational vehicles and commercial vehicles throughout the United States. National Interstate is an Ohio Corporation. At December 31, 2012 National Interstate employed 546 people.

The financial statements included in National Interstate’s Annual Report on Form 10-K for the years ended December 31, 2012 and 2011 and National Interstate’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013, are incorporated by reference into this Offer to Purchase. National Interstate’s book value per Share for the quarterly period ended September 30, 2013 is identified in Exhibit 99.1 to Current Report on Form 8-K filed on October 31, 2013 and is incorporated by reference into this Offer to Purchase.

National Interstate does not include a ratio of earnings to fixed charges in regularly prepared financial statements. The reports have been filed with the SEC and may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under “Available Information” below.

Available Information

National Interstate’s common stock is registered under the Exchange Act. Accordingly, National Interstate is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning National Interstate’s directors and officers, their remuneration, stock options granted to them, the principal holders of National Interstate’s securities and any material interest of such persons in transactions with National Interstate is required to be disclosed in proxy statements distributed to National Interstate’s Shareholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. National Interstate’s filings are also available to the public on the SEC’s website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

8. Certain Information Concerning AFG and Purchaser

American Financial Group, Inc. AFG is a holding company that, through subsidiaries, is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-index annuities in the individual, bank and education markets. AFG is an Ohio corporation. The principal offices of AFG are located at 301 East Fourth Street, Cincinnati, Ohio 45202, and its telephone number at such address is (513) 579-2121.

Great American Insurance Company. Purchaser is a direct wholly-owned subsidiary of AFG. Purchaser is an Ohio corporation. Purchaser’s specialty property and casualty insurance operations consist of approximately 30 niche insurance businesses offering a wide range of commercial coverages. These businesses report through Purchaser executives up to the President and chief operating officer and operate under a business model that allows local decision-making for underwriting, claims and policy servicing in each of the niche operations. These businesses are managed by experienced professionals in particular lines of business or customer groups and operate autonomously but with certain central controls and accountability. The principal offices of Purchaser are located at 301 East Fourth Street, Cincinnati, Ohio 45202, and its telephone number at such address is (513) 579-2121.

The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted) and material positions held during the past five years of each of the directors and executive officers of each of Purchaser and AFG is set forth in Schedule A to this Offer to Purchase.

Purchaser and AFG have made no arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense. For a discussion of dissenters’ rights, see “Special Factors—Section 9. Dissenters’ Rights; Rule 13e-3.”

None of AFG, Purchaser or, to the knowledge of AFG or Purchaser after reasonable inquiry, any of the persons listed in Schedule A to this Offer to Purchase, has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

As of the date of this Offer to Purchase, Purchaser beneficially owns 10,200,00 Shares, representing approximately 51.7% of the outstanding Shares.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of AFG, Purchaser and, to AFG’s and Purchaser’s knowledge, the persons listed in Schedule A to this Offer to Purchase or any associate or majority owned subsidiary of AFG, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of National Interstate, (ii) none of AFG, Purchaser and, to AFG’s and Purchaser’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares during the past 60 days, (iii) none of AFG, Purchaser and, to AFG’s and Purchaser’s knowledge, the persons listed in Schedule A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of National Interstate (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations), (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between AFG, Purchaser, their subsidiaries or, to AFG’s and Purchaser’s knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and National Interstate or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations, and (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between AFG, Purchaser, their subsidiaries or, to AFG’s and Purchaser’s knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and National Interstate or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

We do not believe our financial condition or the financial condition of AFG is relevant to your decision whether to tender your Shares and accept the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) consummation of the Offer is not conditioned upon any financing arrangements, (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in a merger or other business combination with National Interstate and (iv) AFG, together with its controlled affiliates, has, and will arrange for us to have, sufficient funds to purchase all outstanding Shares pursuant to the Offer and such merger or other business combination with National Interstate and to pay related fees and expenses.

9. Source and Amount of Funds

We will need approximately $267.0 million to consummate the Offer and to pay related fees and expenses. We anticipate that all of the funds necessary to consummate the Offer and to pay the related fees and expenses will consist of internally available cash of Purchaser, the contribution of available cash by AFG to Purchaser and the contribution to Purchaser of available borrowings under AFG’s existing credit facility.

AFG can borrow up to $500 million under its revolving credit facility which expires in December 2016. Currently, AFG has no borrowings under the credit facility. Amounts borrowed under the credit facility bear interest at rates ranging from 1.00% to 1.875% over LIBOR based on AFG’s credit rating.

A copy of AFG’s credit facility, as amended, is filed with the SEC as exhibits to AFG’s Current Report on Form 8-K filed on December 7, 2012.

10. Dividends and Distributions

If, on or after the date of this Offer to Purchase, National Interstate (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing or (iv) discloses that it has taken such action, then, without prejudice to our rights under Section 11, we may make such adjustments in the Offer Price (and other terms of the Offer) as we deem appropriate to reflect such split, combination or other change, including the number or type of securities offered to be purchased.

If, on or after the date of this Offer to Purchase, National Interstate declares or pays any cash dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares or Rights, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to National Interstate shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominee or transferee on National Interstate stock transfer records, then, subject to the provisions of Section 11, (i) the Offer Price may be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for our account and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by us in our sole discretion.

11. Conditions to the Offer

Notwithstanding any other provision of this Offer to Purchase, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer)), pay for any Shares, and may terminate or amend the Offer, if before the Expiration Date the Minimum Tender Condition (if not waived by Purchaser in its sole and absolute discretion), or if, at any time on or after the date of this Offer to Purchase, and on or prior to the expiration of the Offer (or thereafter in relation to any condition dependent upon the receipt of government approvals), any of the following conditions exist:

(a) there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any supranational, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”) (i) challenging or seeking to, or which, in the judgment of AFG or Purchaser, is reasonably likely to, make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or make more costly, or in which there are allegations of any violation of law, rule or regulation relating to, the making of or terms of the Offer or the provisions of this Offer to Purchase or the acceptance for payment of any or all of the Shares by AFG, Purchaser or any other affiliate of AFG, or seeking to obtain damages in connection with the Offer or the Merger, (ii) seeking to, or which in the judgment of Purchaser is reasonably likely to, prohibit or limit the full rights of ownership or operation by National Interstate, AFG or any of their affiliates of all or any of the business or assets of National Interstate, AFG or any of their affiliates or to compel National Interstate, AFG or any of their respective subsidiaries to dispose of or to hold separate all or any portion of the business or assets of National Interstate, AFG or any of their respective affiliates, (iii) seeking to, or which in the judgment of Purchaser is reasonably likely to, impose or confirm any voting, procedural, price or other requirements in addition to those required by federal securities laws and the ORC (as in effect on the date of this Offer to Purchase) in connection with the making of the Offer, the acceptance for payment of, or payment for, some or all of the Shares by Purchaser, AFG or any other affiliate of AFG or the consummation by Purchaser, AFG or any other affiliate of AFG of the Merger, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to National Interstate’s shareholders, (iv)

seeking to require divestiture by AFG, Purchaser or any other affiliate of AFG of any Shares, (v) seeking, or which in the reasonable judgment of Purchaser is likely to result in, any material diminution in the benefits expected to be derived by Purchaser, AFG or any other affiliate of AFG as a result of the transactions contemplated by the Offer, the Merger or any other business combination with National Interstate, (vi) relating to the Offer which, in the reasonable judgment of Purchaser, might materially adversely affect National Interstate or any of its affiliates or Purchaser, AFG or any other affiliate of AFG or the value of the Shares or (vii) which in reasonable the judgment of Purchaser could otherwise prevent, adversely affect or materially delay consummation of the Offer, or the Merger;

(b) there shall have been action taken or any statute, rule, regulation, judgment, injunction, order, decree, legislation or interpretation enacted, promulgated, amended, issued, enforced or deemed, or which becomes, applicable to (i) AFG, National Interstate or any subsidiary or affiliate of AFG or National Interstate or (ii) the Offer, the acceptance for payment of or for the Shares, the Merger or any other business combination with National Interstate, by any U.S. or non-U.S. legislative body or Governmental Authority with appropriate jurisdiction, that in the reasonable judgment of Purchaser might result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) in the reasonable judgment of Purchaser, a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, the European Union or elsewhere, (iii) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of Purchaser, might materially adversely affect the extension of credit by banks or other lending institutions, (iv) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (v) in the reasonable judgment of Purchaser, a material adverse change (or development or threatened development involving a prospective material adverse change) in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (vi) any change in the general political, market, economic or financial conditions in the United States, the European Union or elsewhere that could, in the reasonable judgment of Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of AFG and its subsidiaries, taken as a whole, or National Interstate and any of its subsidiaries, taken as a whole, (vii) any decline in any of the Dow Jones Industrial Average, the Standard & Poor’s Index of 500 Industrial Companies or the Nasdaq-100 Index by an amount in excess of 15% measured from the business day immediately preceding the time of commencement of the Offer or any material adverse change in the market price in the Shares, (viii) in the reasonable judgment of Purchaser, the nationalization, insolvency or placement into receivership of, or provision of extraordinary assistance to, any major bank in the United States or European Union, or the taking of possession of any such bank by a governmental or regulatory authority, (ix) in the reasonable judgment of Purchaser, the default by any member of the European Union in payment of, or the inability of any such member to pay, any of its debts as they become due or the withdrawal (or announcement of an intent to withdraw) by any member of the European Monetary Union therefrom or any such member otherwise ceasing (or announcing its intent to cease) to maintain the Euro as its official currency, (x) in the reasonable judgment of Purchaser, any material adverse change in the market price of the Shares or in the United States or European securities or financial markets or (xi) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof;

(d) any approval, permit, authorization, favorable review, clearance or consent of any Governmental Authority shall not have been obtained, on terms satisfactory to Purchaser in its reasonable judgment; or

(e) the Minimum Tender Condition shall not have been satisfied.

The foregoing conditions are for the benefit of AFG and Purchaser and may be waived by AFG and Purchaser in whole or in part at any time and from time to time in the sole discretion of AFG or Purchaser, in each case, subject to the applicable rules and regulations of the SEC. The determination as to whether any condition has been satisfied will be made in the exclusive judgment of AFG and Purchaser and will be final and binding. If Purchaser waives the Minimum Tender Condition, Purchaser will purchase all Shares tendered and not withdrawn in the Offer prior to the Expiration Date.

For purposes of determining whether the Minimum Tender Condition has been satisfied, AFG and Purchaser have the right to include or exclude for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures. The failure by AFG or Purchaser at any time to exercise its rights under any of the foregoing conditions will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right which may be asserted at any time or from time to time.

12. Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations

Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Shares or whether it would cause future market prices to be greater or less than or the same as the Offer Price. Because if Purchaser is successful in owning at least 90% of the Shares (on a fully diluted basis) following the Offer Purchaser intends to complete the Merger promptly after it consummates the Offer, any such effect on the market for Shares will be temporary.

Stock Listing. The Shares are listed on the Nasdaq Stock Market on the Nasdaq’s Global Select Market. After completion of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to Nasdaq’s published guidelines, Nasdaq may delist the Shares if, among other things: (i) the number of total shareholders falls below 300; (ii) the number of the number of publicly held Shares (exclusive of holdings of directors and officers of National Interstate and their immediate families and other concentrated holdings of 10% or more) should fall below 500,000; (iii) the market value of such publicly held Shares falls below $1,000,000; or (iv) the bid price for a Share falls below $1.00. If as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of Nasdaq for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

If Purchaser is successful in owning at least 90% of the Shares (on a fully diluted basis) following the Offer, AFG and Purchaser intend to cause the Merger to be completed as soon as reasonably practicable. After the Merger is completed, there will be no public market for the Shares and no holders of the Shares other than a subsidiary of AFG, and the Shares will be delisted from Nasdaq.

Exchange Act Registration. National Interstate’s common stock is currently registered under the Exchange Act. Registration of the common stock under the Exchange Act may be terminated upon application of National Interstate to the SEC, if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the common stock under the Exchange Act would substantially reduce the information required to be furnished by National Interstate to its shareholders and to the SEC in respect of National Interstate’s common stock and would make certain provisions of the Exchange Act no longer applicable to National Interstate, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders. Furthermore, the ability of “affiliates” of National Interstate and persons holding “restricted securities” of National Interstate to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated. Purchaser currently intends to seek the delisting of National Interstate’s common stock from Nasdaq and to cause National Interstate to terminate the registration of the common stock under the Exchange Act as soon as practicable after consummation of a Merger if the requirements for such delisting and termination of registration are met.

Margin Regulations. The Shares are presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. In addition, if registration of National Interstate’s common stock under the Exchange Act were terminated, the Shares would no longer constitute “margin securities.”

13. Certain Legal Matters; Regulatory Approvals

General. Neither AFG nor Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of National Interstate that might be adversely affected by the acquisition of Shares by AFG or Purchaser pursuant to the Offer, the Merger or otherwise, or (ii) except as discussed herein, any approval or other action by any Governmental Entity that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and AFG presently contemplate that such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in consequences materially adverse to National Interstate’s business in the event that such approvals were not obtained or such other actions were not taken. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See “The Offer—Section 11. Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to governmental actions.

State Anti-takeover Statutes. A number of states have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, shareholders and/or a principal place of business in such states. National Interstate is incorporated under the laws of the State of Ohio. Section 1701.831 of the ORC (also known as the “control share acquisition law”) generally prohibits transactions in which a person obtains one-fifth or more but less than one-third of all the voting power of a corporation, one-third or more but less than a majority of all the voting power of a corporation, or a majority or more of all the voting power of a corporation, unless the shareholders approve the transaction at a special meeting, at which a quorum is present, by both the affirmative vote of a majority of the voting power of the corporation represented at the meeting and by the affirmative vote of a majority of the voting power of the corporation represented at the meeting excluding the voting power of “interested shares.” “Interested shares” are shares held by the acquiring person, an officer of the corporation elected or appointed by the directors of the corporation or an employee of the corporation who is also a director of such corporation. A corporation may provide in its Articles of Incorporation or Code of Regulations that Section 1701.831 does not apply to control share acquisitions of its shares. National Interstate has not opted out of this statute.

Section 1704.02 of the ORC (also known as the “merger moratorium law”) prohibits any “Chapter 1704 transaction” for a period of three years from the date on which a shareholder first becomes an “interested shareholder” unless the directors of the corporation, before the shareholder became an interested shareholder, approved the Chapter 1704 transaction or the transaction pursuant to which the shareholder became an interested shareholder. A “Chapter 1704 transaction” is defined to include a variety of transactions such as mergers, consolidations, combinations or majority share acquisitions between an Ohio corporation and an interested shareholder or an affiliate of an interested shareholder. An “interested shareholder” is defined generally as any person who, directly or indirectly, beneficially owns 10% or more of the outstanding voting stock of the corporation. After the three-year period, a Chapter 1704 transaction is prohibited unless certain fair price provisions are complied with, the directors of the corporation approved the purchase of shares which made the shareholder an interested shareholder, or the shareholders of the corporation approve the transaction by the affirmative vote of two-thirds of the voting power of the corporation or such other percentage set forth in the articles of incorporation of the corporation, if any, provided that a majority of the disinterested shareholders approve the transaction. National Interstate has not opted out of this statute.

Because AFG (indirectly) and Purchaser (directly) already own a majority of all the voting power of National Interstate, AFG and Purchaser do not believe that Section 1701.831 of the ORC would prevent Purchaser from consummating the Offer or the Merger. Further, because AFG and Purchaser became interested shareholders in 1989, AFG and Purchaser do not believe that Section 1704.02 of the ORC would prevent Purchaser from consummating the Offer or the Merger.

National Interstate conducts business in a number of states throughout the United States, some of which have enacted takeover laws. AFG and Purchaser do not believe that the anti-takeover laws and regulations of any state will by their terms apply to the Offer or the Merger, and neither AFG nor Purchaser has attempted to comply with any state anti-takeover statute or regulation. AFG and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, AFG or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in completing the Offer. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or completing the Offer and consummating the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered in the Offer. See “The Offer—Section 11. Conditions to the Offer.”

Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the FTC and certain waiting period requirements have been satisfied. As explained more fully below, however, the Offer is not a reportable transaction under the HSR Act.

AFG currently beneficially owns more than 50% of the outstanding voting securities of National Interstate. Under the HSR Act, this level of ownership means that AFG is in “control” of National Interstate for the purposes of such regulations. Based on the foregoing, AFG and Purchaser believe no HSR Act filing is required in connection with the Offer and the Merger.

Federal Reserve Board Regulations. Regulations T, U and X (the “Margin Regulations”) of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. AFG is funding the acquisition of the Shares from its internally available funds. The Margin Regulations are thus inapplicable to the Offer.

State Insurance Regulatory Approvals. Subsidiaries of AFG and National Interstate are regulated by state insurance regulators. Completion of the Offer and the Merger may be subject to certain requirements for prior notice to and/or approval by state insurance regulators applicable to transactions between a domestic insurance company and its affiliates (referred to as “Form A Notice”). Under the various state insurance laws a domestic insurer may not enter into certain specified transactions in excess of specified size thresholds with an affiliate unless the insurer has provided state insurance regulators thirty days’ prior notice and the transaction has not been disapproved during that time.

14. Fees and Expenses

AFG has retained Innisfree M&A Incorporated to serve as the Information Agent, and American Stock Transfer & Trust Company, LLC, to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

Except as discussed above, neither AFG nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The following is an estimate of fees and expenses to be incurred by AFG and Purchaser in connection with the Offer:

Filing Fees	$34,338
Paying Agent and Depositary Fees	$50,000
Information Agent	$60,000
Legal, Printing and Mailing and other Miscellaneous Fees and Expenses	$300,000
Total	$444,338

In addition, National Interstate will incur its own fees and expenses in connection with the Offer.

15. Miscellaneous

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to the holders of Shares other than AFG and its subsidiaries, including Purchaser. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF AFG OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NO BROKER, DEALER, BANK, TRUST COMPANY, FIDUCIARY OR OTHER PERSON SHALL BE DEEMED TO BE THE AGENT OF AFG,

PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT FOR THE PURPOSE OF THE OFFER.

Purchaser and AFG have filed with the SEC a Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 pursuant to Rules 14d-3 and 13e-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Offer. Such Schedule TO and Schedule 13E-3 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in “The Offer—Section 7. Certain Information Concerning National Interstate—Available Information.”

GREAT AMERICAN INSURANCE COMPANY

February 5, 2014

SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND
EXECUTIVE OFFICERS OF AFG

1. Directors and Executive Officers of AFG. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of AFG. Unless otherwise indicated, each such person is a U.S. citizen, the business address of each such person is c/o American Financial Group, Inc., Great American Insurance Group Tower, 18th Floor, 301 East Fourth Street, Cincinnati, Ohio 45202, and the telephone number of each such person is (513) 412-4802 and each such person has been engaged in AFG’s or its subsidiaries’ business actively and continuously for the past five years. Neither AFG nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name	Position with Reporting Person	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Carl H. Lindner III	Co-Chief Executive Officer, Co-President and Director

Co-Chief Executive Officer since January 2005, and since 1996, Co-President. Until 2010, for over ten years, served as President, and since 2010, has served as Chairman of Great American Insurance Company, a subsidiary of the Company, and has been principally responsible for the Company’s property and casualty insurance operations.

S. Craig Lindner	Co-Chief Executive Officer, Co-President and Director

Co-Chief Executive Officer since January 2005, and since 1996, Co-President. For more than ten years, President of Great American Financial Resources, Inc., a subsidiary of AFG, and has been principally responsible for the Company’s annuity operations. Until 2011, for over ten years, served as President of American Money Management Corporation (“AMMC”), a subsidiary of AFG that provides investment services for AFG and certain of its affiliated companies.

Kenneth C. Ambrecht	Director	Since December, 2005, Mr. Ambrecht has been a Principal of KCA Associates, LLC, an investment banking firm
John B. Berding	President of American Money Management Corporation and Director

President of AMMC since January 2011. Prior to election as President, held a number of investment-related executive positions with AMMC and other AFG subsidiaries, most recently serving as Executive Vice President of AMMC since 2009.

Name	Position with Reporting Person	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Joseph E. (Jeff) Consolino	Executive Vice President, Chief Financial Officer, and Director

Executive Vice President and Chief Financial Officer of the Company since February 2013. Also serves, since February 2013, as Chairman of the Board of National Interstate. Prior to joining the Company, served as president and chief financial officer of Validus Holdings, Ltd., a Bermuda-based property and casualty reinsurance company. Prior to joining Validus in March 2006, served as a managing director in Merrill Lynch’s investment banking division.

Virginia “Gina” C. Drosos	Director	President of Assurex Health, a personalized medicine company specializing in pharmacogenomics for neuropsychiatric and other disorders
James E. Evans	Executive Consultant and Director	Executive consultant to the Company. From 1994 through 2013, served as Senior Vice President of the Company and also served as General Counsel until March 2012 when elected Executive Counsel.
Terry S. Jacobs	Director

Chairman and Chief Executive Officer, JFP Group, LLC, a real estate development company, and Chairman Emeritus, Jamos Capital, LLC, a private equity firm specializing in alternative investment strategies

Gregory G. Joseph	Director	Executive Vice President and Principal, Joseph Automotive Group, an automobile dealership and real estate management company
William W. Verity	Director	President, Verity & Verity, LLC, an investment management company
John I. Von Lehman	Director	Retired Executive Vice President, Chief Financial Officer and Secretary, The Midland Company, an Ohio-based provider of specialty insurance products
Michelle A. Gillis	Senior Vice President and Chief Administrative Officer

Senior Vice President since March 2013 and serves in such role in addition to serving as Chief Administrative Officer. Since March 2012, has served as Vice President and Chief Administrative Officer. Since joining the Company in 2004, has held various senior human resource management positions with Great American Insurance Company and AFG.

Vito C. Peraino	Senior Vice President and General Counsel

Senior Vice President and General Counsel since March 2012. Previously served as Senior Vice President of Great American Insurance Company since 2002 and Assistant General Counsel of Great American Insurance Company since 2004. Also serves on the Board of National Interstate Corporation.

2. Directors and Executive Officers of Purchaser. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Purchaser considers that the persons having the following titles are executive officers: chief executive officer, president, chief operating officer, and executive vice president. Unless otherwise indicated, each such person is a U.S. citizen, the business address of each such person is c/o American Financial Group, Inc., Great American Insurance Group Tower, 18th Floor, 301 East Fourth Street, Cincinnati, Ohio 45202, and the telephone number of each such person is (513) 369-5000 and each such person has been engaged in Purchaser’s or its subsidiaries’ business actively and continuously for the past five years. Neither Purchaser nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name	Position	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Carl H. Lindner III	Chairman of the Board and Chief Executive Officer	Co-Chief Executive Officer of AFG since January 2005, and since 1996, Co-President of AFG. Until 2010, for over ten years, served as President, and since 2010, has served as Chairman of Purchaser.
Donald D. Larson	Director, President, and Chief Operating Officer	Since 1973, has held various positions with Purchaser and its affiliates, currently serving as President and Chief Operating Officer of Purchaser.
Ronald J. Brichler	Director and Executive Vice President	Since 1977, has held various positions with Purchaser and its affiliates, currently serving as Executive Vice President of Purchaser.
Gary J. Gruber	Director and Executive Vice President	Since 1977, has held various positions with Purchaser and its affiliates, currently serving as Executive Vice President of Purchaser.
Vincent McLenaghan	Executive Vice President	Executive Vice President since July 2012. From 1995-2011 held various positions with QBE Insurance Group, most recently as CEO, Australia Asia Pacific Division.
Aaron B. Latto	Director, Senior Vice President, and Assistant General Counsel

Senior Vice President since March 2012. Previously Senior Divisional Vice President from 2010 to 2012. From 2000 to 2010, served in various capacities for Travelers Insurance (formerly St. Paul Insurance), including most recently as Vice President.

Michael D. Pierce	Director and Senior Vice President	Since 1977, has held various positions with Purchaser and its affiliates, currently serving as Senior Vice President of Purchaser.
Eve Cutler Rosen	Director, Senior Vice President, General Counsel, and Secretary	Since 1987, has held various positions with Purchaser and its affiliates, currently serving as Senior Vice President, General Counsel and Secretary of Purchaser.
Piyush K. Singh	Director, Senior Vice President, and Chief Information Officer	Since 2006, has held various positions with Purchaser and its affiliates, currently serving as Senior Vice President and Chief Information Officer of Purchaser.

Name	Position	Principal Occupation or Employment; Material Positions Held During the Past Five Years
Michael E. Sullivan, Jr.	Director and Senior Vice President	Since 2006, has held various positions with Purchaser and its affiliates, currently serving as Senior Vice President of Purchaser.
David J. Witzgall	Director, Senior Vice President, and Chief Financial Officer	Since 2001, has held various positions with Purchaser and its affiliates, currently serving as Senior Vice President and Chief Financial Officer of Purchaser.

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, to the best knowledge of AFG and Purchaser, the current ownership of Shares by AFG and Purchaser and their respective directors and executive officers and by the directors and executive officers of National Interstate as of December 31, 2013. Such ownership information is based on data furnished by the persons named. Unless otherwise indicated, beneficial ownership of the equity securities held by each individual consists of sole voting power and sole investment power or of voting power and investment power that is shared with the individual’s spouse or family member.

Name	Number of Shares(1)	Percent
Great American Insurance Company	10,200,000	51.7%
David W. Michelson (2)	233,580	1.3%
Julie A. McGraw (2)	41,238	*
Terry E. Phillips (2)	66,079	*
Gary N. Monda (2)	65,238	*
Arthur J. Gonzales	24,000	*
Anthony J. Mercurio (2)	46,880	*
Joseph E. (Jeff) Consolino	9,479	*
Gary J. Gruber	1,000	*
Keith A. Jensen	1,679	*
Donald D. Larson	1,000	*
Vito C. Peraino	1,000	*
Joel Schiavone	59,475	*
Donald W. Schwegman	—	*
Alan R. Spachman	1,694,125	8.6%
Michael A. Spachman	83,715	*

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. The table also includes the number of common shares that may be acquired pursuant to options that are currently exercisable or will be exercisable within 60 days of December 31, 2013.

(2)	Includes shares of service—based restricted stock, in which the owners have sole voting power.

B-1

The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each shareholder of National Interstate or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

The Depositary for the Offer is:
American Stock Transfer & Trust Company, LLC

By Mail:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

By Hand or Overnight Courier:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833